Press release dated July 30, 2024

Informatica Reports Second Quarter 2024 Financial Results

•Cloud Subscription Annualized Recurring Revenue (ARR) increased 37% year-over-year to $703 million
•Total ARR increased 7.8% year-over-year to $1.67 billion
•Results within or above all second quarter 2024 guidance metric ranges
•Raises full-year 2024 Cloud Subscription ARR, Subscription ARR, Non-GAAP Operating Income and Adjusted Unlevered Free Cash Flow (after-tax) guidance; updates Total Revenue guidance

REDWOOD CITY, CA, July 30, 2024 - Informatica (NYSE: INFA), a leader in enterprise AI-powered cloud data management, today announced financial results for its second quarter 2024, ended June 30, 2024.

"We are very pleased with the continued customer momentum and consistent execution from our cloud-only, consumption-driven strategy, enabling us to beat and raise our Cloud Subscription ARR, Subscription ARR and bottom-line profitability outlook,” said Amit Walia, Chief Executive Officer at Informatica. “CLAIRE GPT, now generally available in North America, along with our best-of-breed IDMC platform capabilities, solidifies Informatica’s position as the leader in enterprise AI-powered cloud data management with AI and Generative AI capabilities for modern enterprises.”

Second Quarter 2024 Financial Highlights:
•GAAP Total Revenues increased 6.6% year-over-year to $400.6 million. Total revenues included a negative impact of approximately $1.6 million from foreign currency exchange rates (FX) year-over-year. Adjusted for FX, total revenues increased 7.0% year-over-year.
•GAAP Subscription Revenues increased 16% year-over-year to $264.3 million. GAAP Cloud Subscription Revenue increased 35% year-over-year to $161.4 million and represented 61% of subscription revenues.
•Total ARR increased 7.8% year-over-year to $1.67 billion. Total ARR included a negative impact of approximately $2.0 million from FX rates year-over-year.
•Subscription ARR increased 15% year-over-year to $1.20 billion. Subscription ARR included a negative impact of approximately $1.1 million from FX rates year-over-year.
•Cloud Subscription ARR increased 37% year-over-year to $703 million. Cloud Subscription ARR included a negative impact of approximately $0.7 million from FX rates year-over-year.
•GAAP Operating Income of $9.5 million and Non-GAAP Operating Income of $114.9 million.
•GAAP Operating Cash Flow of $24.9 million.
•Adjusted Unlevered Free Cash Flow (after-tax) of $71.2 million. Cash paid for interest of $37.9 million.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Second Quarter 2024 Business Highlights:
•Processed 96.6 trillion cloud transactions per month for the quarter ended June 30, 2024, compared to 60.7 trillion cloud transactions per month in the same quarter last year, an increase of 59% year-over-year.
•Reported 272 customers that spend more than $1 million in subscription ARR at the end of June 30, 2024, an increase of 28% year-over-year.
•Reported 2,038 customers that spend more than $100,000 in subscription ARR at the end of June 30, 2024, an increase of 5% year-over-year.
•Achieved a Cloud Subscription net retention rate (NRR) of 119% at the end-user level and 126% at the global parent level as of June 30, 2024.

Product Innovation and Business Updates:
•Launched CLAIRE GPT in North America: the first GenAI-powered data management assistant grounded by enterprise metadata intelligence leveraging Informatica's Intelligent Data Management Cloud™ (IDMC) capabilities.
•Expanded global presence in Saudi Arabia: announced plans to open an office in the Kingdom to align with the Saudi government’s vision for becoming a cloud-first, data-driven state ahead of the World Expo 2030.
•Expanded partnership with Microsoft: announced Informatica's Data Quality Microsoft Fabric Native Application allowing Fabric customers to leverage AI-powered data profiling and data quality services to discover, cleanse, enrich and remediate data quality issues in Microsoft OneLake; announced public preview of IDMC as an Azure Native ISV Service within the Azure Management Console and Azure Marketplace; and announced availability of Cloud Data Access Management (CDAM) for Azure, a policy-based access management, providing a centralized control plane for both data governance and access.
•Expanded partnership with Snowflake: announced availability of Native SQL ELT support for 250+ Snowflake functions; announced Informatica’s GenAI blueprint for combining Snowflake’s Cortex AI service with IDMC services including Cloud Data Integration, Cloud Data Quality, Cloud Data Cataloging and Governance, Cloud Data Access Management, Master Data Management and Cloud Application Integration orchestration delivering a retrieval augmented generation (RAG) solution; launched Informatica's Enterprise Data Integrator (EDI) Snowflake Native Application leveraging Snowflake's Streamlit user interface and Snowpipe Streaming; and launched CDAM for Snowflake, a policy-based access management, providing a centralized control plane for both data governance and access.
•Expanded partnership with Databricks: announced IDMC platform verification for Unity Catalog to manage data lineage and governance; announced Informatica’s GenAI blueprint for Databricks

DBRX customers to develop RAG-based GenAI applications; launched native SQL ELT capabilities to develop ELT pipelines for Databricks compute; and announced availability of Informatica’s Cloud Data Integration-free service (CDI-Free) offering via Databricks Partner Connect.
•Expanded partnership with Oracle: launched Cloud Data Governance and Catalog service natively on Oracle Cloud Infrastructure (OCI).
•On June 11, 2024, the Company repriced its $1.8 billion outstanding debt, reducing the applicable interest rate margin from 2.75% to 2.25% and eliminating the Credit Spread Adjustment related to the transfer from LIBOR to SOFR (Secured Overnight Financing Rate). This repricing will save approximately $11 million in pre-tax interest expense on an annual basis on Informatica’s current debt balance going forward.

Industry Recognition:
•Named the 2024 Data Integration Partner of the Year by Databricks at their annual Data + AI Summit.
•Named the 2024 Build with Partner of the Year by MongoDB at their annual .local NYC conference.
•Recognized by IDC as the Market Share Leader for both data integration and data intelligence markets (Worldwide Data Integration and Intelligence Software Market Shares, 2023, IDC #US51712324 June 2024).
•Named a Champion in the Bloor Research 2024 MarketUpdate reports for Data Fabric, Data Quality, and Test Data Management.

Upcoming Events:
•On Monday, August 5, 2024, the Company is scheduled to host investor meetings at the KeyBanc Technology Leadership Forum in Vail, CO.
•On Wednesday, August 28, 2024, the Company is scheduled to participate in a fireside chat discussion at the Deutsche Bank Technology Conference in Dana Point, CA, at 11:00 a.m. Pacific Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On Wednesday, September 4, 2024, the Company is scheduled to participate in a fireside chat discussion at the Citi Global TMT Conference in New York, NY, at 1:20 p.m. Eastern Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On Tuesday, September 10, 2024, the Company is scheduled to participate in a fireside chat discussion at the Goldman Sachs Communacopia & Technology Conference in San Francisco, CA, at 2:25 p.m. Pacific Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On Wednesday, September 11, 2024, the Company is scheduled to host investor meetings at the Wolfe Research TMT Conference in San Francisco, CA.
Third Quarter and Full-Year 2024 Financial Outlook

The Company provides the financial guidance below based on current market conditions and expectations and it is subject to various important cautionary factors described below. Guidance includes the impact from macroeconomic conditions and expected foreign exchange headwinds versus the prior year comparable periods.

Based on information available as of July 30, 2024, guidance for the third quarter 2024 is as follows:

Third Quarter 2024 Ending September 30, 2024:
•GAAP Total Revenues are expected to be in the range of $412 million to $428 million, representing approximately 2.8% year-over-year growth at the midpoint of the range.
•Subscription ARR is expected to be in the range of $1.199 billion to $1.219 billion, representing approximately 12.2% year-over-year growth at the midpoint of the range.
•Cloud Subscription ARR is expected to be in the range of $738 million to $748 million, representing approximately 35.2% year-over-year growth at the midpoint of the range.
•Non-GAAP Operating Income is expected to be in the range of $139 million to $151 million, representing approximately 13.2% year-over-year growth at the midpoint of the range.

Based on information available as of July 30, 2024, guidance for the full-year 2024 is as follows:

Full-Year 2024 Ending December 31, 2024:
•Updating GAAP Total Revenues from $1.685 billion to $1.705 billion to a range of $1.660 billion to $1.680 billion, representing approximately 4.7% year-over-year growth at the midpoint of the range. This reduction is driven primarily by three factors. First, as a direct result of our strategy to shift more of our customers’ implementation and support work to our professional service partners, we now expect professional service revenues will be lower. Second, due to the lower average duration of self-managed subscription renewals, we now expect lower upfront recognized self-managed subscription revenue per ASC 606 accounting standards. Third, due to the recent strengthening of the U.S. dollar against the Euro, Pound, and Yen, we now expect increased FX-related revenue headwinds of approximately $4 million compared to previous assumptions.
•Reaffirming Total ARR is expected to be in the range of $1.718 billion to $1.772 billion, representing approximately 7.3% year-over-year growth at the midpoint of the range.
•Raising Subscription ARR from $1.261 billion to $1.295 billion to a range of $1.265 billion to $1.299 billion, representing approximately 13.2% year-over-year growth at the midpoint of the range.
•Raising Cloud Subscription ARR from $826 million to $840 million to a range of $829 million to $843 million, representing approximately 35.5% year-over-year growth at the midpoint of the range.
•Raising Non-GAAP Operating Income from $533 million to $553 million to a range of $538 million to $558 million, representing approximately 18.5% year-over-year growth at the midpoint of the range.
•Raising Adjusted Unlevered Free Cash Flow (after-tax) from $535 million to $555 million to a range of $545 million to $565 million, representing approximately 23.0% year-over-year growth at the midpoint of the range.

The Company is assuming constant FX rates for the year based on the rates at the start of the planning period. For reference purposes, the assumed FX rates for our top four currencies in full-year 2024 are as follows:

Currency	Planned Rate (as of 1/1/24)
EUR/$	1.10
GBP/$	1.27
$/CAD	1.32
$/JPY	141

Forecast Rate (as of 7/1/24)
1.07
1.26
1.37
161

Using the foreign exchange rate assumptions noted above, the Company has incorporated the following FX impacts into 2024 guidance:

	Q3 2024	Full-Year 2024
Total Revenues	~$3.5m negative impact y/y	~$7.0m negative impact y/y
Total ARR	~$1.0m negative impact y/y	~$5.0m negative impact y/y
Subscription ARR	~$1.0m negative impact y/y	~$3.0m negative impact y/y
Cloud Subscription ARR	$—	~$2.0m negative impact y/y

In addition to the above guidance, the Company is also providing third quarter 2024 Total ARR for modeling purposes. Total ARR is expected to be in the range of $1.660 billion to $1.690 billion, representing approximately 6.3% year-over-year growth at the midpoint of the range.

In addition to the above guidance, the Company is also providing third quarter and full-year 2024 cash paid for interest estimates for modeling purposes. For the third quarter 2024, we estimate cash paid for interest to be approximately $36 million. For the full-year 2024, we estimate cash paid for interest to be approximately $146 million, using forward rates based on 1-month SOFR and a credit spread of 225 basis points.

In addition to the above guidance, the Company is also providing a third quarter and full-year 2024 weighted-average number of basic and diluted share estimates for modeling purposes. For the third quarter 2024, we expect basic weighted-average shares outstanding to be approximately 304 million shares and diluted weighted-average shares outstanding to be approximately 312 million shares. For the full-year 2024, we expect basic weighted-average shares outstanding to be approximately 302 million shares and diluted weighted-average shares outstanding to be approximately 313 million shares.

Reconciliation of Non-GAAP Operating Income and Adjusted Unlevered Free Cash Flow after-tax guidance to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity, and low visibility. In particular, the measures and effects of our stock-based compensation expense specific to our equity compensation awards and employer payroll tax-related items on employee stock transactions are directly impacted by the timing of employee stock transactions and unpredictable fluctuations in our stock price, which we expect to have a significant impact on our future GAAP financial results.

Webcast and Conference Call

A conference call to discuss Informatica’s second quarter 2024 financial results and financial outlook for the third quarter and full-year 2024 is scheduled for 2:00 p.m. Pacific Time today. To participate, please dial 1-833-470-1428 from the U.S. or 1-404-975-4839 from international locations. The conference passcode is 653349. A live webcast of the conference call will be available on the Investor Relations section of Informatica’s website at investors.informatica.com where presentation materials will also be posted prior to the conference call. A replay will be available online approximately two hours following the live call for a period of 30 days.

Forward-Looking Statements

This press release and the related conference call and webcast contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, including our GAAP and non-GAAP guidance for the third quarter and 2024 fiscal year, the effect of foreign currency exchange rates, the effect of macroeconomic conditions, management’s plans, priorities, initiatives, and strategies, our efforts to reduce operating expenses and adjust cash flows in light of current business needs and priorities, our expected costs related to restructuring and related charges, including the timing of such charges, the impact of the restructuring and related charges on our business, results of operations and financial condition, plans regarding our stock repurchase authorization, management's estimates and expectations regarding growth of our business, the potential benefits realized by customers by the use of artificial intelligence and machine learning in our products and the potential benefits realized by customers from our cloud modernization programs, market, and partnerships. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release and the related conference call and webcast may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our business and financial performance, the effects of adverse global macroeconomic conditions and geopolitical uncertainty, the effects of public health crises on our business, results of operations, and financial condition, our ability to attract and retain customers, our ability to develop new products and services and enhance existing products and services, our ability to respond rapidly to emerging technology trends, our ability to execute on our business strategy, including our strategy related to the Informatica IDMC platform and key partnerships, our ability to increase and predict customer consumption of our platform, our ability to compete effectively, and our ability to manage growth.

Further information on these and additional risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release and the related conference call and webcast are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K that was filed for the fiscal year ended December 31, 2023, and other filings and reports we make with the Securities and Exchange Commission from time to time, including our Quarterly Report on Form 10-Q that will be filed for the second quarter ended June 30, 2024. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

Non-GAAP Financial Measures and Key Business Metrics

We review several operating and financial metrics, including the following unaudited non-GAAP financial measures and key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they provide consistency and comparability with past financial performance. However, non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for our non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. Starting the second quarter of fiscal year 2024, we adjusted certain of our non-GAAP metrics for employer payroll tax expense related to equity incentive plans, as the amount of employer payroll tax expense is dependent on our stock price and other factors that are beyond our control and does not correlate to the operation of our business. The stock-based compensation related employer tax-related expense for comparative periods were immaterial and are not reflected in the prior period balances.

Non-GAAP Income from Operations and Non-GAAP Net Income exclude the effect of stock-based compensation expense-related charges, including employer payroll tax-related items on employee stock transactions starting Q2 2024, amortization of acquired intangibles, equity compensation related payments, expenses associated with acquisitions, sponsor-related costs and expenses associated with restructuring efforts, and are adjusted for income tax effects. We believe the presentation of operating results that exclude these non-cash or non-recurring items provides useful supplemental information to investors and facilitates the analysis of our operating results and comparison of operating results across reporting periods.

Adjusted EBITDA represents GAAP net income (loss) as adjusted for income tax benefit (expense), interest income, interest expense, debt refinancing costs, other income (expense) net, stock-based compensation-related charges, including employer payroll tax-related items on employee stock transactions starting Q2 2024, amortization of intangibles, restructuring, expenses associated with acquisitions, sponsor-related costs and depreciation. We believe adjusted EBITDA is an important metric for understanding our business to assess our relative profitability adjusted for balance sheet debt levels.

Adjusted Unlevered Free Cash Flow (after-tax) represents operating cash flow less purchases of property and equipment and is adjusted for interest payments, equity compensation payments, sponsor-related costs, expenses associated with acquisitions and restructuring costs (including payments for impaired leases). We believe this measure provides useful supplemental information to investors because it is an indicator of our liquidity over the long term needed to maintain and grow our core business operations. We also provide actual and forecast cash interest expense to aid in the calculation of adjusted free cash flow (after-tax).

Key Business Metrics

Annual Recurring Revenue ("ARR") represents the expected annual billing amounts from all active maintenance and subscription agreements. ARR is calculated based on the contract Monthly Recurring Revenue (MRR) multiplied by 12. MRR is calculated based on the accounting adjusted total contract value divided by the number of months of the agreement based on the start and end dates of each contracted line item. The aggregate ARR calculated at the end of each reported period represents the value of all contracts that are active as of the end of the period, including those contracts that have expired but are still under negotiation for renewal. We typically allow for a grace period of up to 6 months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost/inactive. This grace-period ARR amount has been less than 2% of the reported ARR in each period presented. If there is an actual cancellation of an ARR contract, we remove that ARR value at that time. We believe ARR is an important metric for understanding our business since it tracks the annualized cash value collected over a 12-month period for all of our recurring contracts, irrespective of whether it is a maintenance contract on a perpetual license, a ratable cloud contract, or a self-managed term-based subscription license. ARR should be viewed independently of total revenue and deferred revenue related to our software and services contracts and is not intended to be combined with or to replace either of those items.

Cloud Subscription Annual Recurring Revenue ("Cloud Subscription ARR") represents the portion of ARR that is attributable to our hosted cloud contracts. We believe that Cloud Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring Cloud contracts. Cloud Subscription ARR is a subset of our overall Subscription ARR, and by providing this breakdown of Cloud Subscription ARR, it provides visibility on the size and growth rate of our Cloud Subscription ARR within our overall Subscription ARR. Cloud Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Subscription Annual Recurring Revenue ("Subscription ARR") represents the portion of ARR only attributable to our subscription contracts. Subscription ARR includes Cloud Subscription ARR and self-managed Subscription Annual Recurring Revenue. We believe that Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring subscription contracts. Subscription ARR excludes maintenance contracts on our perpetual licenses. Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Maintenance Annual Recurring Revenue ("Maintenance ARR") represents the portion of ARR only attributable to our maintenance contracts. We believe that Maintenance ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all our maintenance contracts. Maintenance ARR includes maintenance contracts supporting our perpetual licenses. Maintenance ARR should be viewed independently of maintenance revenue and deferred revenue related to our maintenance contracts and is not intended to be combined with or to replace either of those items. As we continue to shift our focus from perpetual to cloud, we expect Maintenance ARR will decrease in future quarters.

Cloud Subscription Net Retention Rate ("Cloud Subscription NRR") compares the contract value for Cloud Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments or subsidiaries inside companies with us as separate customers when defining the End-user level. We treat divisions, segments, or subsidiaries of a company as one customer when defining the Global Parent level. Global Parent customers are determined using Dun & Bradstreet GDUNS identifiers. To calculate our Cloud Subscription NRR for a particular period, we first establish the Cloud Subscription ARR value at the end of the prior year period. We subsequently measure the Cloud Subscription ARR value at the end of the current period from the same cohort of customers. Cloud Subscription NRR is then calculated by dividing the aggregate Cloud Subscription ARR in the current period by the prior year period. An increase in the Cloud Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to price decreases, usage decreases and cancellations. We believe Cloud Subscription NRR is an important metric for understanding our business since it measures the rate at which we are able to sell additional products into our cloud subscription customer base.

Subscription Net Retention Rate ("Subscription Net Retention" NRR) compares the contract value for Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments, or subsidiaries inside companies as separate customers when defining the End-user level. To calculate our Subscription NRR for a particular period, we first establish the Subscription ARR value at the end of the prior-year period. We subsequently measure the Subscription ARR value at the end of the current period from the same cohort of customers. The net retention rate is then calculated by dividing the aggregate Subscription ARR in the current period by the prior-year period. An increase in the Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to price decreases, usage decreases and cancellations. Our Cloud Subscription NRR continues to outpace total Subscription NRR as self-managed subscription customers are moving to cloud offerings which is net neutral to Subscription NRR but will be additive to Cloud Subscription NRR for the same cohort of customers.

Supplemental Information

Subscription revenue disaggregation:

•Cloud subscription revenue represents revenues from cloud subscription offerings, which deliver applications and infrastructure technologies via cloud-based deployment models for which we develop functionality, provide unspecified updates and enhancements, host, manage, upgrade, and support, and that customers access by entering into a subscription agreement with us for a stated period.

•Self-managed subscription license revenue represents revenues from customers and partners contracted to use our self-managed software during a subscription term.

•Self-managed subscription support and other revenue represents revenues generated primarily through the sale of license support contracts sold together with the self-managed subscription license purchased by the customer. Self-managed subscription license support contracts provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period and include internet access to technical content, as well as internet and telephone access to technical support personnel.

About Informatica

Informatica (NYSE: INFA), a leader in enterprise AI-powered cloud data management, brings data and AI to life by empowering businesses to realize the transformative power of their most critical assets. We have created a new category of software, the Informatica Intelligent Data Management Cloud™ (IDMC). IDMC is an end-to-end data management platform, powered by CLAIRE AI, that connects, manages and unifies data across any multi-cloud or hybrid system, democratizing data and enabling enterprises to modernize and advance their business strategies. Customers in approximately 100 countries, including more than 80 of the Fortune 100, rely on Informatica to drive data-led digital transformation. Informatica. Where data and AI come to life.

Contacts:

Investor Relations:
Victoria Hyde-Dunn
vhydedunn@informatica.com

Public Relations:
prteam@informatica.com

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues:
Subscriptions	$264,306	$227,589	$516,283	$441,511
Perpetual license	—	13	21	819
Software revenue	264,306	227,602	516,304	442,330
Maintenance and professional services	136,319	148,386	272,928	299,089
Total revenues	400,625	375,988	789,232	741,419
Cost of revenues:
Subscriptions	47,367	38,626	94,205	74,310
Perpetual license	—	213	5	393
Software costs	47,367	38,839	94,210	74,703
Maintenance and professional services	34,501	43,864	68,379	87,023
Amortization of acquired technology	1,027	2,889	2,061	5,763
Total cost of revenues	82,895	85,592	164,650	167,489
Gross profit	317,730	290,396	624,582	573,930
Operating expenses:
Research and development	79,234	87,707	158,888	169,746
Sales and marketing	147,453	134,500	284,886	263,038
General and administrative	48,962	38,756	99,408	80,116
Amortization of intangible assets	31,718	34,348	63,457	68,639
Restructuring	899	471	5,254	27,724
Total operating expenses	308,266	295,782	611,893	609,263
Income (loss) from operations	9,464	(5,386)	12,689	(35,333)
Interest income	13,765	9,920	27,172	17,503
Interest expense	(38,333)	(37,466)	(77,430)	(72,517)
Other income, net	851	2,531	7,186	3,161
Loss before income taxes	(14,253)	(30,401)	(30,383)	(87,186)
Income tax (benefit) expense	(19,081)	122,065	(44,545)	181,634
Net income (loss)	$4,828	$(152,466)	$14,162	$(268,820)
Net income (loss) per share attributable to Class A and Class B-1 common stockholders:
Basic	$0.02	$(0.53)	$0.05	$(0.94)
Diluted	$0.02	$(0.53)	$0.05	$(0.94)
Weighted-average shares used in computing net income (loss) per share:
Basic	300,930	287,109	298,913	286,004
Diluted	314,934	287,109	313,716	286,004

INFORMATICA INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$798,465	$732,443
Short-term investments	330,072	259,828
Accounts receivable, net of allowances of $4,787 and $4,414, respectively	318,739	500,068
Contract assets, net	83,172	79,864
Prepaid expenses and other current assets	252,689	180,383
Total current assets	1,783,137	1,752,586
Property and equipment, net	144,137	149,266
Operating lease right-of-use-assets	51,351	57,799
Goodwill	2,345,753	2,361,643
Customer relationships intangible asset, net	609,927	669,781
Other intangible assets, net	8,830	17,393
Deferred tax assets	15,415	15,237
Other assets	163,255	178,377
Total assets	$5,121,805	$5,202,082
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,506	$18,050
Accrued liabilities	43,863	61,194
Accrued compensation and related expenses	94,317	167,427
Current operating lease liabilities	14,834	16,411
Current portion of long-term debt	18,750	18,750
Income taxes payable	869	4,305
Deferred revenue	685,734	767,244
Total current liabilities	878,873	1,053,381
Long-term operating lease liabilities	39,932	46,003
Long-term deferred revenue	11,805	19,482
Long-term debt, net	1,798,140	1,805,960
Deferred tax liabilities	20,728	22,425
Long-term income taxes payable	40,110	37,679
Other liabilities	6,401	4,554
Total liabilities	2,795,989	2,989,484
Stockholders’ equity:
Class A common stock; $0.01 par value per share; 2,000,000 and 2,000,000 shares authorized as of June 30, 2024 and December 31, 2023, respectively; 258,810 and 250,874 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	2,589	2,510
Class B-1 common stock; $0.01 par value per share; 200,000 and 200,000 shares authorized as of June 30, 2024 and December 31, 2023, respectively; 44,050 and 44,050 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	440	440
Class B-2 common stock; $0.00001 par value per share; 200,000 and 200,000 shares authorized as of June 30, 2024 and December 31, 2023, respectively; 44,050 and 44,050 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	3,664,821	3,540,502
Accumulated other comprehensive loss	(47,700)	(22,370)
Accumulated deficit	(1,294,334)	(1,308,484)
Total stockholders’ equity	2,325,816	2,212,598
Total liabilities and stockholders’ equity	$5,121,805	$5,202,082

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Operating activities:
Net income (loss)	$4,828	$(152,466)	$14,162	$(268,820)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,873	4,273	6,066	8,471
Non-cash operating lease costs	3,433	3,674	7,335	9,024
Stock-based compensation	65,499	55,208	129,600	105,550
Deferred income taxes	(745)	(7,479)	(1,576)	3,998
Amortization of intangible assets and acquired technology	32,745	37,237	65,518	74,402
Amortization of debt issuance costs	903	857	1,790	1,704
Amortization of investment discount, net of premium	(1,408)	(900)	(2,848)	(1,751)
Debt refinancing costs	1,366	—	1,366	—
Changes in operating assets and liabilities:
Accounts receivable	(44,290)	(38,332)	176,418	159,247
Prepaid expenses and other assets	8,430	16,098	8,197	27,081
Accounts payable and accrued liabilities	5,001	14,749	(92,022)	(103,327)
Income taxes payable	(31,305)	106,566	(74,812)	128,750
Deferred revenue	(23,478)	(2,780)	(82,700)	(37,742)
Net cash provided by operating activities	24,852	36,705	156,494	106,587
Investing activities:
Purchases of property and equipment	(1,175)	(1,891)	(1,565)	(3,115)
Purchases of investments	(122,558)	(117,628)	(269,555)	(147,925)
Maturities of investments	52,093	71,200	202,032	151,700
Sales of investments	—	23,798	—	23,798
Other	—	—	1,878	—
Net cash (used in) provided by investing activities	(71,640)	(24,521)	(67,210)	24,458
Financing activities:
Payment of debt	(6,659)	(4,688)	(11,347)	(9,376)
Payment of debt refinancing costs	(1,349)	—	(1,349)	—
Proceeds from issuance of debt	1,971	—	1,971	—
Proceeds from issuance of common stock under employee stock purchase plan	—	—	13,797	16,131
Payments for dividends related to Class B-2 shares	—	—	(12)	(12)
Payments for taxes related to net share settlement of equity awards	(30,848)	(11,100)	(76,691)	(11,100)
Proceeds from issuance of shares under equity plans	28,860	4,172	57,721	7,653
Net cash (used in) provided by financing activities	(8,025)	(11,616)	(15,910)	3,296
Effect of foreign exchange rate changes on cash and cash equivalents	(1,790)	(672)	(7,352)	583
Net increase in cash and cash equivalents	(56,603)	(104)	66,022	134,924
Cash and cash equivalents at beginning of period	855,068	632,907	732,443	497,879
Cash and cash equivalents at end of period	$798,465	$632,803	$798,465	$632,803
Supplemental disclosures:
Cash paid for interest	$37,922	$36,580	$75,704	$71,062
Cash paid for income taxes, net of refunds	$12,970	$22,979	$31,843	$48,886

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS
(in thousands, except per share data)
(unaudited)

RECONCILIATIONS OF GAAP TO NON-GAAP

Reconciliation of GAAP net income (loss) to Non-GAAP net income

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(in thousands)		(in thousands)
GAAP net income (loss)	$4,828	$(152,466)	$14,162	$(268,820)
Stock-based compensation-related charges (1)	68,576	55,208	132,677	105,550
Amortization of intangibles	32,745	37,237	65,518	74,402
Restructuring	899	471	5,254	27,724
Debt refinancing costs	1,366	—	1,366	—
Acquisition-related costs	2,403	—	7,205	—
Sponsor-related costs	773	—	773	—
Income tax effect	(40,358)	107,687	(86,499)	153,922
Non-GAAP net income	$71,232	$48,137	$140,456	$92,778

Net income (loss) per share:
Net income (loss) per share—basic	$0.02	$(0.53)	$0.05	$(0.94)
Net income (loss) per share—diluted	$0.02	$(0.53)	$0.05	$(0.94)
Non-GAAP net income per share—basic	$0.24	$0.17	$0.47	$0.32
Non-GAAP net income per share—diluted	$0.23	$0.17	$0.45	$0.32

Share count (in thousands):
Weighted-average shares used in computing net income (loss) per share—basic	300,930	287,109	298,913	286,004
Weighted-average shares used in computing net income (loss) per share—diluted	314,934	287,109	313,716	286,004
Weighted-average shares used in computing Non-GAAP net income per share—basic	300,930	287,109	298,913	286,004
Weighted-average shares used in computing Non-GAAP net income per share—diluted	314,934	290,980	313,716	289,812

(1) Beginning with the second quarter of 2024, the Company adjusted for employer payroll tax-related items on employee stock transactions in certain non-GAAP metrics. The stock-based compensation related employer tax-related expense for comparative periods were immaterial and are not reflected in the balances above.

Reconciliation of GAAP income (loss) from operations to Non-GAAP income from operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(in thousands)		(in thousands)
GAAP income (loss) from operations	$9,464	$(5,386)	$12,689	$(35,333)
Stock-based compensation-related charges	68,576	55,208	132,677	105,550
Amortization of intangibles	32,745	37,237	65,518	74,402
Restructuring	899	471	5,254	27,724
Acquisition-related costs	2,403	—	7,205	—
Sponsor-related costs	773	—	773	—
Non-GAAP income from operations	$114,860	$87,530	$224,116	$172,343

Non-GAAP operating margin (% of total revenue)	28.7%	23.3%	28.4%	23.2%

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS

Adjusted EBITDA Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,		Trailing Twelve Months ("TTM") Ended June 30,
	2024	2023	2024	2023	2024

	(in thousands)		(in thousands)		(in thousands)
GAAP net income (loss)	$4,828	$(152,466)	$14,162	$(268,820)	$157,699
Income tax (benefit) expense	(19,081)	122,065	(44,545)	181,634	(178,068)
Interest income	(13,765)	(9,920)	(27,172)	(17,503)	(49,355)
Interest expense	38,333	37,466	77,430	72,517	156,309
Debt refinancing costs	1,366	—	1,366	—	1,366
Other income, net	(2,217)	(2,531)	(8,552)	(3,161)	(6,366)
Stock-based compensation-related charges	68,576	55,208	132,677	105,550	245,226
Amortization of intangibles	32,745	37,237	65,518	74,402	140,396
Restructuring	899	471	5,254	27,724	37,285
Acquisition-related costs	2,403	—	7,205	—	8,789
Sponsor-related costs	773	—	773	—	773
Depreciation	3,853	4,208	6,071	8,408	14,746
Adjusted EBITDA	$118,713	$91,738	$230,187	$180,751	$528,800

Adjusted Unlevered Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(in thousands, except percentages)		(in thousands, except percentages)
Total GAAP Revenue	$400,625	$375,988	$789,232	$741,419
Net cash provided by operating activities	$24,852	$36,705	$156,494	$106,587
Less: Purchases of property, plant, and equipment	(1,175)	(1,891)	(1,565)	(3,115)
Add: Equity compensation payments	—	53	—	121
Add: Restructuring costs	2,527	5,476	16,473	25,620
Add: Acquisition related costs	6,682	—	6,682	—
Add: Sponsor-related costs	429	—	429	—
Adjusted Free Cash Flow (after-tax)(1)	$33,315	$40,343	$178,513	$129,213
Add: Cash paid for interest	37,922	36,580	75,704	71,062
Adjusted Unlevered Free Cash Flow (after-tax)(1)	$71,237	$76,923	$254,217	$200,275

Adjusted Free Cash Flow (after-tax) margin(1)	8%	11%	23%	17%
Adjusted Unlevered Free Cash Flow (after-tax) margin(1)	18%	20%	32%	27%

(1) Includes cash tax payments of $12.9 million and $23.0 million for the three months ended June 30, 2024 and 2023, respectively and $31.8 million and $48.9 million for the six months ended June 30, 2024 and 2023, respectively.

Key Business Metrics

	June 30,
	2024	2023

	(in thousands, except percentages)
Cloud Subscription Annual Recurring Revenue	$702,600	$512,615
Self-managed Subscription Annual Recurring Revenue	493,935	529,723
Subscription Annual Recurring Revenue	1,196,535	1,042,338
Maintenance Annual Recurring Revenue on Perpetual Licenses	471,697	505,186
Total Annual Recurring Revenue	$1,668,232	$1,547,524

Subscription Net Retention Rate (End-user level)	106%	107%
Cloud Subscription Net Retention Rate (End-user level)	119%	116%
Cloud Subscription Net Retention Rate (Global Parent level)	126%	122%

INFORMATICA INC.
SUPPLEMENTAL INFORMATION

Additional Business Metrics

	June 30,
	2024	2023
Maintenance Renewal Rate	96%	94%
Subscription Renewal Rate	90%	92%
Customers that spend more than $1 million in Subscription Annual Recurring Revenue(1)	272	213
Customers that spend more than $100,000 in Subscription Annual Recurring Revenue(2)	2,038	1,940
Cloud transactions processed per month in trillions(3)	96.6	60.7

(1) Total number of customers that spend more than $1 million in Subscription Annual Recurring Revenue.
(2) Total number of customers that spend more than $100,000 in Subscription Annual Recurring Revenue.
(3) Total number of cloud transactions processed on our platform per month in trillions, which measures data processed.

Disaggregation of Subscription Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Revenues:
Cloud subscription	$161,422	$119,244	$312,860	$231,022
Self-managed subscription license	53,976	56,878	105,924	107,427
Self-managed subscription support and other	48,908	51,467	97,499	103,062
Subscription revenues	$264,306	$227,589	$516,283	$441,511

Net Debt Reconciliation

	June 30,	December 31
	2024	2023

	(in millions)
Dollar Term Loan	$1,833	$1,842
Less: Cash, cash equivalents, and short-term investments	(1,129)	(992)
Total net debt	$704	$850